LETTER OF AGREEMENT

Date: August 1, 2013

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which Chord Advisors, LLC (“Chord”) agrees to provide Atrinsic, Inc. (the “Company”) comprehensive outsourced accounting solutions. These services may include, but are not limited to, all items listed in “Addendum A.” The Company represents and warrants that it will provide on a timely basis any information requested by Chord which is necessary to perform such services and further represents and warrants that such information shall be accurate.

Section 2. Engagement Period. Unless sooner terminated as provided herein, the term of this agreement (the “Engagement Period”) shall commence on August 1, 2013 and shall continue for a period of twelve (12) calendar months. The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. The Company further represents to Chord: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3. Fees. (a) The Company shall pay to Chord for its services:

(a)	Initial monthly fee of $500 per month to provide basic accounting functionality for Atrinsic;
(b)	Initial monthly fee of $500 per month to provide basic accounting functionality for Momspot;
(c)	Flat fee of $7,500 for oversight/assistance on the accounting/audit side of the Form 10 (this will include dealing with SEC comments on the filing, etc.). Chord will assume the role of the Principal Accounting Officer upon filing the Form 10;
(d)	Once the Form 10 is effective and Atrinsic is a reporting entity, $6,000 per month to provide all accounting and book keeping functionality
(e)	Once the business is expanded through acquisition of otherwise beyond the MomSpot business, monthly fee will increase to $7,500 (subject to upward adjustment based upon complexity of the then business operations, but not to exceed $10,000 per month).

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Cash Advisory Fees shall be payable on or before the 15th day of each calendar month which occurs during the Engagement Period.

Section 4. Expenses. In addition to all other fees payable to Chord hereunder, the Company hereby agrees to reimburse Chord for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. No individual expenses over $50 per month will be expended without the prior written approval of the Company.

Section 5. Indemnification. Each of the Company and Chord agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) which arise from the Company's or Chord's (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 6. Termination of Agreement. (a) Subject to paragraph (b) below, either party may terminate this Agreement and Chord’s engagement hereunder, with or without cause, immediately upon written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to Chord prior to such cancellation, whether in the form of Advisory Fees, reimbursement for expenses or otherwise, will become due and payable promptly upon such termination and Chord shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, Sections 4, 5, 6, 7, 8, 9, 10 and 11 shall survive any termination or breach of this agreement by either party.

Section 7. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 8. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. The parties further consent to the exclusive jurisdiction of the State and Federal courts located within the City, County and State of New York to resolve any dispute arising under this Agreement, and waive any defense to such jurisdiction based upon inconvenient forum.

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Section 9. Other Services. If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 10. Entire Agreement. This letter agreement contains the entire agreement of the Company and Chord, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 11. Counterparts. This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

Please evidence your acceptance of the provisions of this letter by signing below and returning a copy to Chord Advisors, LLC.

Very truly yours,

/s/ David Horin
David Horin
President
Chord Advisors, LLC

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

By:	/s/ Sebastian Giordano
	Name:	Sebastian Giordano
	Title:	Acting Chief Executive Officer

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ADDENDUM “A”

Chord will provide senior financial leadership and perform the following functions:

CFO Services

•	Mergers & acquisitions

•	Stock based compensation structuring

•	Debt & equity transaction support

•	Assistance with earnings releases and deal and non-deal roadshows

Accounting Policy and Financial Reporting

•	Document and implement new and existing accounting policies

•	Respond to SEC Comment Letters

•	Provide accounting policy for corporate finance transactions

•	Audit committee support

•	Drafting registration statements

Full Service Bookkeeping

•	Full service bookkeeping
•	General ledger accounting
•	Account reconciliation
•	Accounts receivable
•	Accounts payable

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